Exhibit 99.1

Autobytel Reports 2013 First Quarter Financial Results

•	Retail Channel Revenue Growth Reaches 15%; Highest Quarterly Wholesale Revenue in Company History, Up 11%
•	Quarterly Revenues Advance to Highest Level in Five Years

IRVINE, Calif. (May 2, 2013) – Autobytel Inc. (Nasdaq: ABTL), a leading provider of online consumer leads and marketing resources for the automotive industry, today announced financial results for the first quarter ended March 31, 2013, reflecting the company's highest quarterly revenues in five years.

Total revenues for the 2013 first quarter increased more than 9% to $18.3 million from $16.7 million last year.  Revenues generated from automotive leads, the company's core business, rose 13% to $15.9 million for the 2013 first quarter, up from $14.1 million for the same quarter last year, primarily reflecting strong demand from automotive dealers (retail) and manufacturers (wholesale).  Total retail revenue increased approximately 15%, and total wholesale revenue grew more than 11% for the first quarter of 2013, compared with last year's first quarter.  The number of dealerships purchasing leads from Autobytel increased by 8% from last year's first quarter to more than 3,500.

Gross profit totaled $6.6 million for the 2013 first quarter, compared with $6.8 million one year ago.  Gross margin equaled 36.1% of revenues for the first three months of 2013, versus 40.9% for the first quarter of 2012.  The decline in gross margin was anticipated and resulted from continued, planned investments to drive increased revenue growth.  Autobytel's longer-term gross margin target remains above 40%.

Total operating expenses were $6.6 million, or 36.1% of revenues, for the 2013 first quarter, compared with $6.5 million, or 39.0% of revenues, for the 2012 first quarter.

Net income for the 2013 first quarter improved to $334,000, or $0.04 per diluted share, based on 9.1 million diluted average weighted shares outstanding.  Net income for the 2012 first quarter was $253,000, or $0.03 per diluted share, based on 9.5 million diluted average weighted shares outstanding.  Per share amounts reflect a 1-for-5 reverse stock split effected on July 11, 2012.

EBITDA for the first quarter of 2013 totaled $1.0 million, compared with $0.9 million for the first quarter of 2012.  Cash net income was $1.1 million, or $0.12 per diluted share, for the first quarter of 2013, versus $1.0 million, or $0.11 per diluted share, for last year's first quarter.

"Our focus on driving top-line growth paid off nicely during the first quarter," said Jeffrey H. Coats, President and Chief Executive Officer of Autobytel.  "Strong automotive lead volume, coupled with ongoing investments to further enhance our ability to generate high-quality leads that convert at what we believe to be the highest sales conversion rates in the industry, should allow us to continue generating strong revenue growth.  We expect additional benefits from these investments throughout the year, especially as we continue to deliver our message about Autobytel's high sales conversion rates throughout the automotive marketplace."

Cash and cash equivalents amounted to $14.7 million at March 31, 2013, compared with $15.3 million at December 31, 2012.  Cash flow used in operations was $372,000 for the first quarter of 2013, compared with cash flow provided by operations of $894,000 for the prior-year first quarter.  The decrease in cash related to an increase in working capital resulting from the significant increase in revenue for the first quarter of 2013 compared with the prior period.

Business Outlook
Autobytel expects second quarter revenue in the range of $17.0 to $18.0 million and anticipates that second quarter gross margin will improve from the first quarter of 2013.  The company also said it expects continued profitability for the 2013 second quarter.

Conference Call
Autobytel management will host a conference call today at 5 p.m. ET/2 p.m. PT to discuss its 2013 first quarter financial results.  Interested parties may participate in the live call by dialing (877) 852-2929, passcode 36684188.  An audio broadcast will also be available through a live webcast at www.autobytel.com (click on "Investor Relations" and then click on "Events & Presentations").  Please visit the website at least 15 minutes prior to the start of the call to register and download any necessary software.  For those unable to listen to the live broadcast, the call will be archived for one year on Autobytel's website.  A telephone replay of the call will also be available through May 9, 2013 by dialing (855) 859-2056, passcode 36684188.  The slides that will be referenced during the call will be available on the company's website at www.autobytel.com (click on "Investor Relations" and then click on "Events & Presentations").  The slides will contain disclosures of EBITDA, cash flow, cash net income and cash net income per diluted share, which are non-GAAP financial measures as defined by SEC Regulation G.  Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures will be included in the slides.

Note about Non-GAAP Financial Measures
 Autobytel has disclosed EBITDA, cash net income and cash net income per diluted share, which are non-GAAP financial measures as defined by SEC Regulation G, for the 2012 and 2013 first quarter.  The company defines EBITDA as earnings before interest, taxes, depreciation and amortization.  The company defines cash net income as net income plus depreciation and amortization and non-cash share-based compensation and defines cash net income per diluted share as cash net income divided by weighted average diluted shares outstanding.  The company's management believes that presenting EBITDA, cash net income and cash net income per diluted share provides useful information to investors regarding the underlying business trends and performance of the company's ongoing operations.  These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures.  Management strongly encourages investors to review the company's consolidated financial statements in their entirety and to not rely on any single financial measure.  A table providing a reconciliation of EBITDA and cash net income to the closest GAAP financial measures is included at the end of this press release.

About Autobytel Inc.
Autobytel Inc., an online leader offering consumer leads and marketing resources to car dealers and manufacturers and providing consumers with the information they need to purchase new and used cars, pioneered the automotive Internet when it launched its flagship website, www.autobytel.com, in 1995.  Autobytel continues to offer innovative products and services to help consumers buy, and auto dealers and manufacturers sell, more used and new cars.  Autobytel has helped tens of millions of automotive consumers research vehicles; connected thousands of dealers nationwide with motivated car buyers; and helped every major automaker market its brand online.  Through its flagship website, network of automotive sites and respected online affiliates, Autobytel continues its dedication to innovating the industry's highest quality Internet programs to provide consumers with a comprehensive and positive automotive research and purchasing experience, and auto dealers, dealer groups and auto manufacturers with some of the industry's most productive and cost-effective customer referral and marketing programs.

Investors and other interested parties can receive Autobytel news releases and invitations to special events by accessing the online registration form at investor.autobytel.com/alerts.cfm.

Forward-Looking Statements Disclaimer
The statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws.   These forward-looking statements, including, but not limited to, comments that the company's longer-term gross margin target remains above 40%; that strong automotive lead volume, coupled with leads that convert to what the company believes to be the highest sales conversion rates in the industry should allow it to continue generating strong revenue growth; ongoing investments to further enhance the company's ability to generate high-quality leads that convert to sales for our customers, should allow Autobytel to continue to generate strong revenue growth in the second quarter; regarding  the company's expectation of additional benefits from these investments throughout the year; and regarding the company's expectation that second quarter revenue will be in the range of $17.0 to $18.0 million, the anticipation that second quarter gross margin will improve from the first quarter of 2013 and that the company will achieve continued profitability for the 2013 second quarter, are not guarantees of future performance and involve assumptions and risks and uncertainties that are difficult to predict.  Actual outcomes and results may differ materially from what is expressed in, or implied by, these forward-looking statements.  Autobytel undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.  Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions; the financial condition of automobile manufacturers and dealers; disruptions in automobile production; changes in fuel prices; the economic impact of terrorist attacks, political revolutions or military actions; failure of our internet security measures; dealer attrition; pressure on dealer fees; increased or unexpected competition; the failure of new products and services to meet expectations; failure to retain key employees or attract and integrate new employees; actual costs and expenses exceeding charges taken by Autobytel; changes in laws and regulations; costs of legal matters, including, defending lawsuits and undertaking investigations and related matters; and other matters disclosed in Autobytel's filings with the Securities and Exchange Commission.  Investors are strongly encouraged to review the company's Annual Report on Form 10-K for the year ended December 31, 2012 and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect the business, operating results, or financial condition of Autobytel and the market price of the company's stock.

Contacts:

Investors:	Media:
Autobytel Inc.	Splash Media
Curt DeWalt	Jennifer Lange
949-437-4694	949-916-4820
curtisd@autobytel.com	jlange@getsplashmedia.com

PondelWilkinson Inc.
Roger Pondel/Laurie Berman
310-279-5980
pwinvestor@pondel.com

(Financial Tables Follow)

AUTOBYTEL INC.
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
(Amounts in thousands, except share and per-share data)

	March 31,	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$14,718	$15,296
Accounts receivable (net of allowances for bad debts and customer credits of $443 and $426 at March 31, 2013 and December 31, 2012, respectively)	11,717	10,081
Prepaid expenses and other current assets	498	504
Total current assets	26,933	25,881
Property and equipment, net	1,588	1,593
Intangible assets, net	1,204	1,539
Goodwill	11,677	11,677
Other assets	148	77
Total assets	$41,550	$40,767

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$5,279	$3,837
Accrued expenses and other current liabilities	4,297	5,377
Deferred revenues	2	168
Total current liabilities	9,578	9,382
Convertible note payable	5,000	5,000
Other non-current liabilities	667	620
Total liabilities	15,245	15,002

Commitments and contingencies

Stockholders' equity:
Preferred stock, $0.001 par value; 11,445,187 shares authorized; none outstanding	-	-
Common stock, $0.001 par value; 200,000,000 shares authorized; 8,863,400 and 8,855,400 shares issued and outstanding, as of March 31, 2013 and December 31, 2012, respectively	9	9
Additional paid-in capital	306,458	306,252
Accumulated deficit	(280,162)	(280,496)
Total stockholders' equity	26,305	25,765
Total liabilities and stockholders' equity	$41,550	$40,767

AUTOBYTEL INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Amounts in thousands, except per-share data)

	Three Months Ended
	March 31,

	2013	2012

Revenues:
Lead fees	$17,517	$15,794
Advertising	715	859
Other revenues	29	52
Total revenues	18,261	16,705
Cost of revenues (excludes depreciation of $28 and $32 for the three months ended March 31, 2013 and 2012, respectively)	11,669	9,869
Gross profit	6,592	6,836

Operating expenses:
Sales and marketing	2,241	2,345
Technology support	1,705	1,828
General and administrative	2,290	2,015
Depreciation and amortization	424	402
Litigation settlements	(71)	(70)
Total operating expenses	6,589	6,520
Operating income	3	316
Interest and other income (expesne), net	402	(1)
Income tax provision	71	62
Net income and comprehensive income	$334	$253

Basic earnings per common share	$0.04	$0.03
Diluted earnings per common share	$0.04	$0.03

Shares used in computing earnings per common share (in thousands):
Basic	8,856	9,217
Diluted	9,076	9,496

AUTOBYTEL INC.
RECONCILIATION OF CASH NET INCOME
(Amounts in thousands, except per-share data)

	Three Months Ended
	March 31,
	2013	2012

Net income	$ 334	$ 253

Depreciation and amortization	538	508

Share-based compensation	186	281

Cash net income	$ 1,058	$ 1,042

Cash net income per diluted share	$ 0.12	$ 0.11

Shares used in calculating
cash net income per diluted share	9,076	9,496

AUTOBYTEL INC.
RECONCILIATION OF EARNINGS BEFORE INTEREST, TAXES,
DEPRECIATION AND AMORTIZATION
(Amounts in thousands)

	Three Months Ended
	March 31,

	2013	2012

Net income	$334	$253

Net interest	73	75

Income Taxes	71	62

Depreciation and amortization	538	508

Earnings before interest, taxes, depreciation and amortization	$1,016	$898